Exhibit 35.1

Annual Servicer Compliance Certificate

pursuant to

Section 3.9 of the Sale and Servicing Agreement

and

Item 1123 of Regulation AB

USAA AUTO OWNER TRUST 2017-1

The undersigned, a duly authorized officer of USAA Federal Savings Bank, as servicer (in such capacity, the “Servicer”) under the Sale and Servicing Agreement, dated as of September 20, 2017 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among USAA Auto Owner Trust 2017-1, USAA Acceptance, LLC, the Servicer and U.S. Bank National Association, as Indenture Trustee, does hereby certify that:

1.

A review of the activities of the Servicer during the period from January 1, 2018 through December 31, 2018, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Sale and Servicing Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 27th day of March, 2019.

/s/ Brett Seybold
Name: Brett Seybold Title: Senior Vice President-Treasurer and Senior Officer in Charge of Securitization